As filed with the Securities and Exchange Commission on March 26, 2010.
Registration No. 333-75945

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________
POST-EFFECTIVE AMENDMENT NO. 3 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________
QUADRAMED CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1992861 (I.R.S. Employer Identification Number)

12110 Sunset Hills Road
Reston, Virginia 21090
(Address and telephone number of Registrant’s principal executive offices)

QUADRAMED CORPORATION 1996 STOCK INCENTIVE PLAN
CABOT MARSH CORPORATION 1997 INCENTIVE STOCK OPTION PLAN
PYRAMID HEALTH GROUP, INC. 1997 EMPLOYEE AND CONSULTANT STOCK OPTION PLAN
PYRAMID HEALTH SOLUTIONS, INC. 1996 EMPLOYEE AND CONSULTANT STOCK OPTION PLAN
HOSPITAL CORRESPONDENCE CORPORATION 1995 STOCK OPTION PLAN
HOSPITAL CORRESPONDENCE CORPORATION 1996 EMPLOYEE AND CONSULTANT STOCK OPTION PLAN
CODEMASTER CORPORATION 1998 EXECUTIVE STOCK OPTION PLAN
IMN LLC 1995 CLASS C UNIT OPTION PLAN
THE COMPUCARE COMPANY 1997 STOCK COMPENSATION PLAN
SPECIAL OPTION GRANTS TO MESSRS. HURD, MEHTA, PATEL, DEVITT AND AHEARN AND TO MS. PAPPAS PURSUANT TO WRITTEN COMPENSATION AGREEMENTS
(Full title of the plans)

Chris Adams
Secretary
QuadraMed Corporation
12110 Sunset Hills Road
Reston, Virginia 20190
(703) 709-2300
(Name, address and telephone number of agent for service)

Copies to:
Michael J. Kennedy
Michael S. Dorf
Shearman & Sterling LLP
525 Market Street
San Francisco, CA 94105
(415) 616-1100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

EXPLANATORY STATEMENT

QuadraMed Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 3 to the Registration Statement on Form S-8 filed on April 8, 1999 (File No. 333-75945), as amended by Post-Effective Amendment No. 1  to the Registration Statement filed on April 14, 1999 and Post-Effective Amendment No. 2 to the Registration Statement filed on May 2, 2002 (the “Registration Statement”), to deregister certain shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) that were originally registered for issuance pursuant to the QuadraMed Corporation 1996 Stock Incentive Plan, the Cabot Marsh Corporation 1997 Incentive Stock Option Plan, the Pyramid Health Group, Inc. 1997 Employee and Consultant Stock Option Plan, the Pyramid Health Solutions, Inc. 1996 Employee and Consultant Stock Option Plan, the Hospital Correspondence Corporation 1995 Stock Option Plan, the Hospital Correspondence Corporation 1996 Employee and Consultant Stock Option Plan, the Codemaster Corporation 1998 Executive Stock Option Plan, the IMN LLC 1995 Class C Unit Option Plan, the Compucare Company 1997 Stock Compensation Plan and the Special Option Grants to Messrs. Hurd, Mehta, Patel, Devitt and Ahearn and to Ms. Pappas pursuant to written compensation agreement  (collectively, the “Plans”).  Post-Effective Amendment No. 1 to the Registration Statement registered additional shares for issuance under the Compucare Company 1997 Stock Compensation Plan.  As described in Post-Effective Amendment No. 2 to the Registration Statement, the Plans were subsequently rolled into the QuadraMed Corporation 1996 Stock Incentive Plan (the “1996 Plan”).

A total of 2,606,053 shares issuable to service providers of the Registrant pursuant to the Plans were registered under the Registration Statement and Post-Effective Amendment No. 1 to the Registration Statement.  A total of 370,357 shares become issuable under the 1996 Plan when the Plans were rolled into the 1996 Plan. Subsequent to this registration, on June 13, 2008, the Registrant announced the effectiveness of the reverse split of its common stock in the ratio of one-for-five.

In connection with the Registrant’s filing of a Form 15 and suspension of duty to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, the Registration Statement is hereby amended to deregister any shares of Common Stock remaining unissued under the 1996 Plan.

PART II

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, California, U.S.A. on March 26, 2010.

QuadraMed Corporation

By:	/s/ Chris Adams
	Name:	Chris Adams
	Title:	Secretary